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                                                                     Exhibit 2.2

                     AMENDMENT TO ASSET PURCHASE AGREEMENT

     Amendment dated as of August 1, 1997 to Asset Purchase Agreement dated as of July 25, 1997 (the "Purchase Agreement") by and between Digital Video Systems, Inc. ("DVS") and Arris Interactive L.L.C. ("Arris"). Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings given to such terms in the Purchase Agreement.

     WHEREAS, DVS and Arris desire to amend the Purchase Agreement.

     NOW THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed by and between the parties that the Purchase Agreement shall be amended as follows:

1.  Section 1.2(a) (i). Section 1.2(a)(i) shall be amended by deleting the
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existing Section 1.2(a)(i) in its entirety and substituting in lieu thereof the following:

     In consideration of the transfer by Arris of the DV Assets to DVS, DVS at Closing shall issue to Arris 600,000 shares of Common Stock and shall pay to Arris $1,500,000 by wire transfer or certified check, and DVS shall assume the liabilities under Sections 1.4(c) and 1.5 hereof accrued through the Closing Date; provided that notwithstanding any provision of the Purchase Agreement to
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the contrary, 300,000 shares of DVS's Common Stock to be issued to Arris in connection with the Transaction shall be held in an escrow (pursuant to an escrow agreement to be signed as soon as practicable following the Closing) until such time as DVS receives a legal opinion reasonably satisfactory to DVS and its counsel with respect to the following Patent Applications: (a) A-0158 ("AD Insertion System") and (b) A-0174 ("System for Communicating Data Files from a Server to a Plurality of Channel Interface Units"), each as identified on Exhibit C to the Purchase Agreement; provided further that with respect to both
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of the above-listed Patent Applications, Arris shall conduct or cause to be conducted a search of existing United States patents and publications, which search shall include (A) conducting at least a validity search of both of the below-listed Patent Applications, (B) reviewing the contents of the files in Arris' possession relating to both of the below-listed Patent Applications and
(C) conducting a review to determine whether the inventions described in each of the below-listed Patent Applications are patentable or whether making, using, selling or offering to sell any of such inventions constitutes an infringement of any United States patent; provided further that Arris shall provide DVS with
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a
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legal opinion with respect to the validity and patentability of both of the above-listed Patent Applications, which opinion sets forth the scope of the above-described search; provided further that Arris shall use its reasonable
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best efforts to obtain such opinion in substantially the form attached hereto as
Exhibit A; provided further that such opinion shall be deemed reasonably
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satisfactory so long as it provides DVS and its counsel reasonable assurance that neither of the above-listed Patent Applications constitutes an infringement of a United States patent in a manner that results in a direct impact on DVS's and ability to ship current products of the DV Business or products proposed in the Business Plan; provided further that in the event such opinion is not
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received within 90 days following the Closing Date, the consideration to be paid by DVS for the DV Assets shall be reduced by eliminating 300,000 shares of DVS's Common Stock as part of the consideration for the DV Assets and such shares shall be cancelled; provided further that if the above-described search
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indicates that either of the above-listed Patent Applications constitutes an infringement of any United States patent in a manner that results in a direct impact on DVS's ability to ship current products of the DV Business or products proposed in the Business Plan, the consideration to be paid by DVS for the DV Assets shall be reduced by eliminating 300,000 shares of DVS's Common Stock as part of the consideration for the DV Assets and such shares shall be cancelled.


DIGITAL VIDEO SYSTEMS, INC.         ARRIS INTERACTIVE L.L.C.


By: /s/ THOMAS R. PARKINSON         By: /s/ ROBERT STANZIONE
   -------------------------           -------------------------
   Title: President and COO            Title: CEO and President